Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement,  dated  February 5, 1996
     (To Prospectus Supplement, dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

     The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               LIBOR  Senior  Notes  Due  February  8,  2001 (the
                              "LIBOR Notes").

Aggregate
  Principal Amount:           $20,000,000.00.

Issue Date:                   February 8, 1996.

Stated Maturity:              February 8, 2001.

Interest Rate Index:          Three Month LIBOR.

Spread:                       Plus 27.0 basis points.

Initial Interest Rate:        5.5825%.

Interest Rate:                For each Interest  Rate Reset Period,  Three Month
                              LIBOR plus 0.270%,  as  determined  on the related
                              LIBOR Interest Determination Date or, in the case of the Initial Interest Rate, the second Market
                              Day preceding the Issue Date.

Maximum Interest Rate:        The Interest Rate is subject to a cap of 9.00% per
                              annum.

Interest Commencement Date:   February 8, 1996.

Interest Payment Dates:       Quarterly, on the 8th day of February, May, August
                              and November, commencing May 8, 1996, and at Stated Maturity.

Interest Rate Reset Period:   Quarterly.

Interest Reset Dates:         The 8th day of February, May, August and November.

LIBOR Interest
  Determination Dates:        Pertaining to an Interest  Reset Date,  the second
                              Market Day preceding  such related  Interest Reset
                              Date.

Index Maturity:               Three Months.

LIBOR Screen Reference:       Telerate Screen Page 3750.

Calculation Dates:            The related LIBOR Interest Determination Date.

Redemption:                   The LIBOR  Notes  are not  subject  to  redemption
                              prior to Stated Maturity.

Sinking Fund:                 The LIBOR  Notes are not  subject  to any  sinking
                              fund.

Regular Record Dates:         The date  that is 15  calendar  days  prior to the
                              related Interest Payment Date.

Calculation Agent:            Citibank, N.A.

Selling Agent:                Morgan, Stanley & Co. Incorporated.

Commission:                   .100%.

Price to Public:              100%.

CUSIP Number:                 17303 LRH 6.